REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors

Modern Woodmen of America

We have audited the statutory-basis balance sheets of Modern Woodmen of America (the Society) as of December 31, 2007 and 2006, and the related statutory-basis statements of operations, surplus, and cash flow for each of the three years in the period ended December 31, 2007, and have issued our report thereon dated April 22, 2008 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules, listed in the Exhibit Index of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statements referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/    Ernst & Young LLP

Des Moines, Iowa

April 22, 2008

Schedule I—Summary of Investments

Other Than Investments in Related Parties

As of December 31, 2007

Type of Investment	Cost	Fair Value	Amount at Which Shown in the Statement of Financial Position
	(In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,531,763	$1,540,111	$1,531,763
States, municipalities, and political subdivisions	98,611	98,811	98,611
Foreign governments	2,439	2,523	2,439
Public utilities	1,436,199	1,456,045	1,436,199
All other corporate bonds	3,172,807	3,118,478	3,172,807
Mortgage and asset-backed securities	293,031	281,922	293,031

Total bonds	6,534,850	6,497,890	6,534,850

Equity securities:
Common stocks:
Public utilities	11,898	46,817	46,817
Banks, trust, and insurance companies	43,738	56,255	56,255
Industrial, miscellaneous, and all other	211,312	414,534	414,534
Mutual funds	22,500	23,061	23,061
Nonredeemable preferred stock	46,424	49,914	46,424

Total equity securities	335,872	590,581	587,091
Mortgage loans	582,015		582,015
Real estate	39,957		39,957
Certificateholders’ loans	192,262		192,262
Other invested assets	93,878		91,946

Total investments	$7,778,834		$8,028,121

See accompanying report of independent registered public accounting firm.

Schedule III—Supplementary Insurance Information

As of December 31, 2007, 2006, and 2005, and for each of the Years then Ended

	Future Policy Benefits and Claims	Contractholder and Other Certificateholder Funds
	(In Thousands)
2007
Life and health insurance	$6,728,117	$29,846

2006
Life and health insurance	6,491,459	29,755

2005
Life and health insurance	6,172,539	29,581

See accompanying report of independent registered public accounting firm.

Schedule III—Supplementary Insurance Information (continued)

As of December 31, 2007, 2006, and 2005, and for each of the Years then Ended

	Premiums and Other Considerations	Net Investments Income (1)	Benefits Claims, and Settlement Expenses (Restated)	Other Operating Expenses (1)
	(In Thousands)
2007
Life and health insurance	$596,545	$434,958	$795,257	$180,219

2006
Life and health insurance	619,896	420,923	810,139	179,346

2005
Life and health insurance	646,700	403,737	827,418	169,385

(1)	Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

See accompanying report of independent registered public accounting firm.

Schedule IV—Reinsurance

As of December 31, 2007, 2006, and 2005, and for each of the Years then Ended

	Gross Amount	Ceded to Other Companies	Net Amount
	(In Thousands)
2007
Life insurance in force	$33,080,688	$6,949,520	$26,131,168

Premiums:
Life insurance	$628,505	$(38,052)	$590,453
Supplemental contracts involving life contingencies	5,933	—	5,933
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	165	(6)	159

Total	$634,603	$(38,058)	$596,545

2006
Life insurance in force	$32,212,593	$6,272,585	$25,940,008

Premiums:
Life insurance	$641,341	$(26,667)	$614,674
Supplemental contracts involving life
contingencies	5,041	—	5,041
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	188	(7)	181

Total	$646,570	$(26,674)	$619,896

2005
Life insurance in force	$31,260,674	$5,729,185	$25,531,489

Premiums:
Life insurance	$668,133	$(27,178)	$640,955
Supplemental contracts involving life contingencies	5,541		5,541
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	211	(7)	204

Total	$673,885	$(27,185)	$646,700

See accompanying report of independent registered public accounting firm.